October 30, 2023

Gabe Ellwein

Hand-delivered

Re: Employment Agreement with Dynatronics Corporation

Dear Gabe,

This letter (this "Agreement") sets forth the terms of your employment as Chief Financial Officer of Dynatronics Corporation, a Utah corporation (the "Company"). Your employment under this Agreement is conditioned on your satisfactory completion of certain requirements, as more fully explained below.

Agreement:

Subject to the following terms and conditions, it is agreed as follows:

Duties:	In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with this position as the Company's principal financial officer and principal accounting officer, as well as such other duties as may be assigned to you from time to time. You will report directly to the President and Chief Executive Officer (the "CEO"). You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you, from devoting reasonable periods of time to charitable and community activities and managing personal investment assets, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest in the judgment of the CEO. The policy of the Company is that all outside board of director service, including charitable and community activities, be pre-approved by the Board. The Board's approval of this Agreement will include its consent for your service on the boards of directors of the corporations, if any, indicated in the attached Schedule I, "Approved Directorships".

Location:	The Company's principal executive offices are currently located in Eagan, Minnesota. Your duties will require you to be present in our Eagan, Minnesota office. You will remain on the payroll of the Company's subsidiary, Bird & Cronin, LLC.

Start Date:	Subject to satisfaction of all of the conditions described in this Agreement, your employment as Chief Financial Officer by the Company will commence on October 30, 2023 (the "Start Date").

Base Salary:	In consideration of your services, you will be paid an annual base salary of $250,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Benefits and Perquisites:	You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, as outlined in the current "Dynatronics Benefits Guide" which is attached as Exhibit A and incorporated herein by reference, subject to the terms and conditions of such plans and programs. You will also be entitled to the fringe benefits and perquisites that may be made available from time to time to other top executives of the Company at the discretion of the Compensation Committee, in accordance with and subject to the eligibility and provisions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Tax Withholding:	All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Term; At Will Employee:	Your employment will be for no specific period. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Insurance Indemnification:	You will be covered under the Company's Directors and Officers Liability policy. In addition, Utah corporation law and the Company's articles of incorporation and bylaws, each as amended, provide certain indemnification rights and limitation of liability for officers and directors of the Company performing their duties in good faith. In addition, the Company has entered into indemnification agreements with its Board and certain of its executive officers.

Securities and Exchange Commission Regulations:

As an executive officer of a public company, you will be  subject to rules and regulations of the Securities and Exchange Commission ("SEC") and the Nasdaq Stock Exchange ("NASDAQ"), including requirements that you report your beneficial ownership of and trading activity involving the Company's equity securities and file reports with the SEC. We will provide training on these requirements and assist you in complying with all regulations. These regulations limit when you may trade our securities. In addition, we are required to include information regarding you and your education and professional background to the SEC and NASDAQ. You will be required to comply with these regulations. A copy of the Company's Insider Trading Policy is attached hereto as Exhibit B. This Agreement, and your employment hereunder, are conditioned, among other things, upon your representation and warranty that you are not under any disciplinary bar or restriction from the SEC, NASDAQ or any other regulatory agency from serving as an executive officer of a public company.

Representations; Prior Restrictions And Covenants:

Upon execution of this Agreement you represent that you have read and understood, and that you accept all of the terms of employment as provided in this Agreement, that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that this Agreement supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Agreement.

Confidentiality And Non-Solicitation Agreement:	As a condition of employment, you will be required to sign an agreement that will prohibit your solicitation of the Company's customers and employees during your employment and for a period of one year following termination of your employment. The form of such agreement, an "Agreement Regarding Confidential Information, Ownership of Inventions, Customer Non-Solicitation, and Employee Non-Solicitation Covenants, and Acknowledgment of At-Will Employment" ("Confidentiality Agreement") is attached hereto as Exhibit C and by this reference incorporated in and made a part hereof.

Clawback:	Any incentive-based or other compensation, paid to you under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (whether currently in existence or later adopted) or any policy established by the Company pursuant to any such law, government regulation or stock exchange listing requirement.

Governing Law, Severability, Modification, Execution:	This Agreement shall be governed by the laws of the State of New York, without regard to conflict of law principles. In the event any of the provisions hereof (including any portion thereof) are held by a court of competent jurisdiction to be invalid, illegal, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. No supplement, modification or amendment shall be binding unless executed in writing by both you and the Company. No waiver of any provision shall be binding unless in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

 Your employment under this Agreement is contingent upon the following conditions precedent, each of which must be completed to the satisfaction of the Company if not expressly waived in advance by the Company in writing:

1. Supplementation, as necessary, of applicable U.S. right to work documentation on file with the Company (including, for example, Form I-9 and referenced documentation verifying your identity and work authorization).

2. Continued compliance with Company employment testing including drug screening and, if reasonably required, satisfactory completion of a background investigation, for which the required notice and consent forms will be provided to you.

3. Your execution of the Company's (1) Agreement Regarding Confidential Information, Ownership of Inventions, Customer Non-Solicitation, and Employee Non-Solicitation Covenants and Acknowledgment of At-Will Employment, (2) Insider Trading Policy Acknowledgement, and (3) Indemnification Agreement.

4. Final approval of the Board of all terms and conditions of your employment hereunder.

5. Your execution of this Agreement before the close of business on October 30, 2023.

Please sign on the following page and return a copy of this Agreement to me.

DYNATRONICS CORPORATION

/s/ Brian D. Baker
Brian D. Baker,

President and Chief Executive Officer

Accepted and Agreed

/s/ Gabe Ellwein

Gabe Ellwein

Date: Oct 27, 2023

Exhibits to Employment Agreement

Exhibit A Dynatronics Benefits Guide (hand delivered)

Exhibit B Dynatronics Insider Trading Policy and Acknowledgement (to be executed by Executive)

Exhibit C Form of Agreement Regarding Confidential Information, Ownership of Inventions, Customer Non-Solicitation, and Employee Non-Solicitation Covenants, and Acknowledgement of At-Will Employment (to be executed by Executive)

Schedule I to Employment Agreement

Approved Directorships (if any)

EXHIBIT A

Dynatronics Benefits Guide

(Hand Delivered)

EXHIBIT B

Dynatronics Corporation Policy on Insider Trading

This Insider Trading Policy describes the standards of Dynatronics Corporation and its subsidiaries (the "Company") on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts: the first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and their respective immediate family members, and the second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company, and (iii) employees separately identified by management (collectively, "Covered Persons").

One of the principal purposes of the federal securities laws is to prohibit so-called "insider trading." Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is "material" and "nonpublic." These terms are defined in this Policy under Part I, Section 3 below. The prohibitions would apply to any director, officer or employee who buys or sells Company stock on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

1. Applicability

(a) This Policy applies to all trading or other transactions in the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company.

(b) This Policy applies to all employees of the Company, all officers of the Company and all members of the Company's board of directors and their respective immediate family members.

2. General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information

(a) No director, officer or employee or any of their immediate family members may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms "material" and "nonpublic" are defined in Part I, Section 3(a) and (b) below.)

(b) No director, officer or employee or any of their immediate family members who knows of any material nonpublic information about the Company may communicate that information to ("tip") any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(c) No director, officer or employee or any of their immediate family members may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material nonpublic information about that company that was obtained in the course of his or her involvement with the Company. No director, officer or employee or any of their immediate family members who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.

(d) For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer (which is defined in Part I, Section 3(c) below).

(e) Covered Persons must "pre-clear" all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below.

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is "material." Materiality, however, involves a relatively low threshold. Information is generally regarded as "material" if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i) significant changes in the Company's prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation or government agency investigations;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) major changes in management;

(vii) changes in dividends;

(viii) extraordinary borrowings;

(ix) award or loss of a significant contract;

(x) changes in debt ratings;

(xi) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

(xii) offerings of Company securities; and

(xiii) pending statistical reports (such as, consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and "nonpublic." The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be "public" the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i) information available to a select group of analysts or brokers or institutional investors;

(ii) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii) information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed a Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i) assisting with implementation and enforcement of this Policy;

(ii) circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below; and

(iv) providing approval of any Rule 10b5-1 plans under Part II, Section 1(c) below and any prohibited transactions under Part II, Section 4 below.

(v) providing a reporting system with an effective whistleblower protection mechanism.

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) 401(k) Plan. Investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company's 401(k) plan, should such plan exist. However, any changes in your investment election regarding the Company's stock are subject to trading restrictions under this Policy.

(b) Options. Exercising stock options granted under the Company's Equity Incentive Award Plan for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.

5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties.

(i) A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided. In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

(ii) The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, "directly or indirectly controlled the person who committed such violation," which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at compliance@dynatronics.com.

PART II

1. Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market on the last trading day two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the date the Company's financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.

(b) Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.

(c) Exception. These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an "Approved 10b5-1 Plan") that:

(i) has been reviewed and approved at least one month in advance of any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades);

(ii) was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and

(iii) gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

2. Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally this means that Covered Persons can trade during the period beginning on third trading day following the date the Company's financial results are publicly disclosed and ending on the last trading day two weeks before the end of each fiscal quarter. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.

3. Pre-clearance of Securities Transactions

(a) Because Covered Persons are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company's securities.

(b) Subject to the exemption in subsection (d) below, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person's household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Covered Person should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

4. Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company's equity securities during a blackout period imposed under an "individual account" retirement plan of the Company (should such plan exist), during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Covered Persons, including any person's spouse, other persons living in such person's household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company's securities unless advance approval is obtained from the Compliance Officer:

(i) Short-term trading. Covered Persons who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase; securities short;

(ii) Short sales. Covered Persons may not sell the Company's

(iii) Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;

(iv) Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

(v) Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

5. Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company's Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

/s/ Gabe Ellwein
(Signature)

Gabe Ellwein
(Please print name)

Date: Oct 27, 2023

EXHIBIT C

AGREEMENT REGARDING CONFIDENTIAL INFORMATION, OWNERSHIP OF INVENTIONS, CUSTOMER NON-SOLICITATION, AND EMPLOYEE NON-SOLICITATION COVENANTS, AND ACKNOWLEDGMENT OF AT-WILL EMPLOYMENT

This Agreement Regarding Confidential Information, Ownership of Inventions, Customer Non-Solicitation, and Employee Non-Solicitation Covenants, and Acknowledgment of At-Will Employment ("Agreement") is made and entered into by Gabe Ellwein ("Employee") in favor of DYNATRONICS CORPORATION, a Utah corporation with its principal place of business at 1200 Trapp Road, Eagan, MN 55121 (the "Company"). The Company and Employee are sometimes referred to collectively as the "Parties," and individually as a "Party."

RECITALS

A. Company designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies.

B. Company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals and institutions, and is a manufacturer and distributor of medical products and equipment throughout the United States and globally.

C. Employee is the Chief Financial Officer of the Company, having entered into an employment agreement accepted and approved by the Board of Directors of the Company effective as of October 30, 2023 (the "Employment Agreement").

D. In consideration of the Company's employment and continued employment of Employee, the payment of salary and other compensation and benefits by the Company to Employee, which Employee acknowledges to be good and valuable consideration for his obligations hereunder, the Parties agree and covenant as follows:

1. Definitions.

a. "Confidential Information," as used herein, means any present or future information belonging to the Company that pertains to its business, whether developed by Employee, other Company employees, or any of the Company's customers, contractors or agents, that is confidential or proprietary in nature, and that is not generally known in the public domain. Confidential Information includes, without limitation, information regarding the Company's finances, financial condition, operations, business plans, business opportunities, purchasing activities, suppliers or potential suppliers, costs of materials, pricing, margins, sales, markets, marketing strategies, plans and ideas, customers, customer lists and information derived therefrom, customer agreements, customer information and documents (including contract information, terms, and services), potential customers, employees, employee compensation, technology, specifications, features, technical data, research, methodologies, services, software in various stages of development (source code, object code, documentation, diagrams, and/or flow charts), developments, Inventions, processes, formulas, designs, drawings, Trade Secrets, Confidential Materials, Inventions, Employment Inventions, Intellectual Property, or any other confidential business information belonging to the Company that is disclosed to or obtained by Employee, directly or indirectly, whether in writing, orally, by observation or electronically (through email, computer disk, DVD, CD-ROM, or other electronic means).

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of the Employee or persons acting on the Employee's behalf.

b. "Confidential Materials," as used herein, means any -tangible medium containing Confidential Information, including but not limited to paper, electronic or magnetic media, prototypes, products, and other materials.

c. "Employment Inventions," as used herein, means any Invention or part thereof conceived, developed, reduced to practice, completed or created which is: (i) conceived, developed, reduced to practice, completed, or created by Employee (whether solely by Employee or jointly with others) within the scope of Employee's employment with the Company; on the Company's time; or with the aid, assistance, or use of any property, equipment, facilities, supplies, resources, personnel, or Intellectual Property of the Company; (ii) the result of any work, services, or duties performed or suggested by Employee for or on behalf of the Company; (iii) related to the industry or trade of the Company; or (iv) related to the current or demonstrably anticipated business, research, or development of the Company.

d. "Intellectual Property," as used herein, means any and all patents, copyrights, trademarks, service marks, Trade Secrets, know how, technology, ideas, or computer software belonging to the Company or relating to any Employment Invention.

e. "Inventions," as used herein, means any and all inventions, products, formulations, discoveries, concepts, ideas, developments, improvements, technology, know-how, products, devices, structures, equipment, processes, methods, techniques, formulas, Trade Secrets, texts, research, programs, software, computer programs, source codes, data, designs, works of authorship, and or other materials, whether or not published, patented, copyrighted, registered or suitable therefor, and all Intellectual Property Rights therein, to the extent they relate to the past, present, future, or anticipated business, research, development or trade of the Company.

f. "Trade Secrets," as used herein, means information, including a formula, pattern, compilation, program, device, method, technique, or process, that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Covenants of Confidentiality, Non-Disclosure and Authorized Use of Confidential Information.

a. In connection with Employee's employment with the Company, Employee will receive or have access to Confidential Information, including Trade Secrets, Confidential Materials, Inventions, Employment Inventions, and/or Intellectual Property, as those terms are defined in this Agreement. Employee acknowledges and agrees that all Confidential Information shall remain the sole property of the Company. Employee further acknowledges and agrees that all Confidential Information belonging to the Company is valuable, special and unique to its business, that the Company's business depends upon such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it confidential for the use and benefit of the Company.

b. Employee agrees that the Company's Confidential Information will be kept confidential and will not, without the prior written consent of the Company, be disclosed by Employee (whether directly or through some other person or entity), in whole or in part, and will not be used by Employee, directly or indirectly, for any purpose other than as expressly allowed by the Company. In addition, Employee shall not use any Confidential Information for Employee's direct or indirect benefit or for the direct or indirect benefit of any person or entity other than the Company. Employee shall not aid, encourage, or allow any other person or entity to use or disclose the Confidential Information of the Company without authorization.

c. Employee further agrees to use reasonable and diligent efforts to protect the confidentiality of the Company's Confidential Information. Employee specifically agrees: (i) to use the Company's Confidential Information solely to fulfill the duties of Employee's employment with the Company, and not otherwise to use such information for Employee's benefit or the benefit of others; (ii) not to use, view, or access Confidential Information where it can be seen or viewed by unauthorized persons, and not to leave such information or materials where they can be seen or accessed by unauthorized persons; (iii) to notify the Company if Employee becomes aware of any loss, misuse, wrongful disclosure, or other unauthorized access of any Confidential Information by any person; and (iv) to take all other reasonable steps necessary, or reasonably requested by the Company, to safeguard the Confidential Information from unauthorized disclosure or use.

d. Employee's duties of non-disclosure and confidentiality under this Agreement govern Employee both during Employee's employment with the Company and following the termination of the employment relationship. All obligations of confidentiality shall continue for as long as is permitted by law. Employee authorizes the Company to notify others, including but not limited to the Company's customers or suppliers or Employee's future employers, of the terms of this Agreement and Employee's covenants and obligations hereunder.

e. Nothing in this Agreement prohibits or restricts Employee (or Employee's attorney) from filing a charge or complaint with the Securities and Exchange Commission ("SEC") or any other federal or state regulatory authority (each a "Government Agency" and collectively, "Government Agencies"). Employee further understands that this Agreement does not limit Employee's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency or in connection with reporting a possible securities law violation without notice to the Company. This Agreement does not limit Employee's right to receive an award for information provided to any Government Agency or the SEC.

f. Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a Trade Secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If Employee files a lawsuit against the Company for alleged retaliation by the Company for Employee reporting a suspected violation of law, Employee may disclose the Company's Trade Secrets to Employee's attorney and use the Trade Secret information in the court proceeding if Employee (A) files any document containing the Trade Secret under seal; and (B) does not disclose the Trade Secret, except pursuant to court order.

3. Covenant to Maintain Confidentiality of Third-Party Trade Secrets.

a. Employee shall not disclose to the Company any Trade Secrets or confidential information of any of Employee's previous employers or of any other person or entity to whom Employee owes a duty of confidentiality.

b. Employee may be exposed to Trade Secrets or confidential information of third parties with whom the Company has a business relationship, such as its customers or suppliers, during the course of Employee's employment with the Company. Employee agrees to treat third party Trade Secrets and confidential information in the same manner as Employee has agreed to treat the Company's Confidential Information under this Agreement.

4. Covenant of Ownership and Disclosure of Developments.

a. Disclosure. Employee agrees to promptly and fully disclose to the Company the existence, use, and/or manner of operation of any and all Employment Inventions as defined in Section 1 of this Agreement.

b. Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, Inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of his employment by the Company and relating in any way to the business or contemplated business, research, or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, Trade Secrets, trademarks (and related goodwill), mask works, patents, and other Intellectual Property Rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in part, reissues, extensions, and renewals thereof (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

c. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, Inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, manufacturing information, marketing information, advertising information, and sales information.

d. Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Employee hereby irrevocably assigns to the Company, for no additional consideration, the Employee's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. Employee agrees to take all actions reasonably requested by the Company, both during and after the term of Employee's employment with the Company, to assign to the Company, and to establish, perfect, exercise or protect the Company's rights in any Employment Inventions or title thereto, including, without limitation, assisting in obtaining or registering copyrights, patents, trademarks or similar Intellectual Property Rights and executing assignments to the Company.

e. Further Assurances; Power of Attorney. During and after his employment, the Employee agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Employee does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee's subsequent incapacity.

f. Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Work Product and all Intellectual Property Rights therein.

g. No License. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

5. Return of Information; Exit Obligations. Upon (a) voluntary or involuntary termination of the Employee's employment or (b) the Company's request at any time during Employee's employment, the Employee shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, Work Product, email messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, negatives, and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Employee, whether they were provided to the Employee by the Company or any of its business associates or created by the Employee in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Employee's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Employee's possession or control.

6. Publicity. Employee hereby consents to any and all uses and displays, by the Company and its agents, of the Employee's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by the Company, for all legitimate business purposes of the Company ("Permitted Uses"). Employee hereby forever releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company, in connection with any Permitted Use.

7. Requests for Clarification. In the event Employee is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, document, item or activity, Employee will inquire in writing to the Company's human resources manager, specifying any areas of uncertainty. The Company will respond in writing within a reasonable time and will endeavor to clarify any areas of uncertainty, including such things as whether it considers particular information or documents to be Confidential Information, and will endeavor to explain any provisions of this Agreement.

8. Notice of Compelled Disclosure. In the event that Employee becomes legally compelled (by subpoena, discovery request, civil investigative demand, or other judicial or compulsory process) to disclose any of the Company's Confidential Information, Employee will provide the Company with prompt written notice so that it may seek a protective order or other appropriate remedy to protect and preserve the confidentiality of such Confidential Information and/or waive compliance with the provisions of this Agreement. In the event that such a protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, Employee shall disclose or furnish only that portion of the Confidential Information that Employee is legally required or authorized to produce and will exercise Employee's best efforts to obtain reliable assurance that the Confidential Information will be kept confidential to the greatest extent possible.

9. Non-Solicitation of Customers. Employee understands and acknowledges that:

(a) the Company's relationships with its customers are of great competitive value; (b) the Company has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (c) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Company. Employee promises, covenants and agrees that during Employee's employment with the Company and for a period of one (1) year following the termination of Employee's employment with the Company for any reason or no reason by Employee or the Company (the "Customer Non-Solicitation Restricted Period"), Employee shall not personally or on behalf of any other person or entity, or through any other person or entity, directly or indirectly, contact, call on, solicit business from, sell to, or do business with any customer of the Company who did business with the Company during the term of Employee's employment with the Company, in connection with providing products or services of, or entering into, any Competing Business. Employee agrees that the Customer Non-Solicitation Restricted Period set forth herein shall be extended for a period equal to the duration of any breach of this covenant by Employee.

10. Non-Solicitation of Employees. Employee promises, covenants and agrees that during Employee's employment with the Company and for a period of one (1) year following the termination of Employee's employment with the Company for any reason or no reason by Employee or the Company (the "Employee Non-Solicitation Restricted Period"), Employee shall not personally or on behalf of any other person or entity, or through any other person or entity, directly or indirectly (a) recruit, solicit or encourage any person who is employed by the Company or was employed by the Company within six (6) months of the termination of Employee's employment with the Company ("Restricted Employee") to become an employee or independent contractor of, or perform other work for, Employee, any other employer of Employee or any affiliated company, or any other person or entity; (b) employ or hire, offer to employ or hire, or facilitate or assist in the employing or hiring of, any Restricted Employee, to work for Employee, any other employer of Employee or any affiliated company, or any other person or entity; (c) ask, invite, induce or encourage any Restricted Employee to terminate his or her employment relationship with the Company or seek employment with another person or entity; or (d) otherwise interfere with or disrupt the employment or business relationship between the Company and any of its employees. Employee agrees that the Employee Non-Solicitation Restricted Period set forth herein shall be extended for a period equal to the duration of any breach of this covenant by Employee.

11. Remedies for Breach of the Covenants. Employee recognizes that the Company's business interest in maintaining the confidentiality of its Confidential Information, its rights in its Employee Inventions, its relationships and goodwill with its customers, and the stability of its work force, is so great that the Company shall not have an adequate remedy at law for any breach or threatened breach of the covenants contained in this Agreement by Employee and shall suffer irreparable harm from any such breach or threatened breach. Employee agrees that, in the event of a breach or threatened breach by Employee of any of the covenants contained in this Agreement, a court of competent jurisdiction may issue a restraining order or an injunction against Employee, restraining or enjoining Employee from engaging in conduct or actions that violate the said covenants. In addition, the Company shall be entitled to any and all other remedies available to it at law or in equity, and no action by the Company in pursuing a given remedy shall constitute an election to forego other remedies.

12. Non-Disparagement. Employee agrees and covenants that he will not at any time make, publish, or communicate to any person or entity or in any public forum any derogatory, defamatory or disparaging remarks, comments, or statements concerning the Company's products or services, its existing and prospective customers, suppliers, investors, or other associated third parties, or any of the Company's current or former employees or officers.

13. Reasonableness of Covenants. Employee understands that the restrictions contained in the covenants set forth herein have been imposed only to the extent necessary to protect the Company from the loss of goodwill, from unfair competition, and to preserve the Company's Confidential Information, including its Trade Secrets. Each Party expressly acknowledges and agrees that the respective covenants and agreements contained herein are reasonable as to both scope and time, as applicable.

14. Judicial Modification. Should any of the foregoing restrictive covenants be determined by a court of competent jurisdiction to be overbroad, unreasonable or unenforceable as drafted, the court shall be authorized to modify or "blue pencil" the overbroad or unenforceable provision and limit the restrictions in such provision so that the provision is not overbroad or unreasonable.

15. At-Will Employment. Employee's employment with the Company is at-will, and may be terminated by Employee or by the Company at any time, with or without cause and with or without advance notice. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the Company and the Employee, pursuant to which either the Company or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice.

16. General Provisions.

a. Attorneys' Fees and Costs. In the event that either Party commences an action to enforce the terms of this Agreement, or to seek damages or injunctive relief for the alleged breach thereof, the prevailing Party shall be entitled to collect from the non-prevailing Party the prevailing Party's reasonable attorneys' fees and costs incurred therein.

b. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral and written negotiations, communications, discussions and agreements pertaining to its subject matter. The Parties expressly acknowledge and agree, however, that no provision in this Agreement is intended to, or shall be construed to, modify, supersede, void, or otherwise alter the obligations of the Parties under the Employment Agreement or any of the agreements and addenda referenced therein and forming a part thereof.

c. Amendments. No amendment or modification of any provision of this Agreement will be effective unless it is agreed to in a written document that expressly amends this Agreement and is signed by all Parties.

d. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

e. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable as written, such provision shall be enforced to the fullest extent permitted by applicable law. Any such modification of the unenforceable provision shall become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, by adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

f. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law provisions. Any action or proceeding by either Party to enforce this Agreement or to recover damages or obtain injunctive relief or any other remedy shall be brought only in any state or federal court located in the State of New York, County of New York (Manhattan). The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive (a) any objection to the laying of venue with respect to any such action, proceeding, or litigation arising out of or in connection with this Agreement in any of the aforesaid courts, and (b) any right to stay or dismiss any such action, proceeding or litigation brought in any of the aforesaid courts on the ground of inconvenient forum.

g. Successors and Assigns.

(i) Assignment by the Company. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

(ii) No Assignment by the Employee. Employee may not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

h. Waiver of Jury Trial. To the fullest extent permitted by applicable law, each Party hereby waives its right to a trial by jury with respect to any claim or cause of action based upon or arising out of or related to this Agreement, in any action, proceeding or other litigation of any type brought by any Party against the other Party, whether with respect to contract claims, tort claims, statutory claims, or otherwise. Each Party agrees that any such claim or cause of action shall be tried by the court without a jury. Without limiting the foregoing, the Parties further agree that their respective right to a trial by jury is waived by operation of this paragraph as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement, or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements, or modifications to this Agreement.

i. Headings. The section and paragraph headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

j. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Signature page to follow.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below.

EMPLOYEE:

GABE ELLWEIN

/s/ Gabe Ellwein

Gabe Ellweiin

Date: Oct 27, 2023

THE COMPANY

DYNATRONICS CORPORATION

By: /s/ Brian D. Baker

Its: President and Chief Executive Officer

Brian D. Baker

Date: Oct 27, 2023